EXHIBIT 9:  LETTER TO SHAREHOLDERS

                           [RAWSON-KOENIG, INC. LOGO]


                                                                          , 1997


Dear Shareholder:

     On May 27, 1997, following a lengthy discussion, the Board of Directors of the Company approved and authorized the Company to proceed with a tender offer, pursuant to which the tendering shareholders will receive $2.15 net in cash for their shares (the "Tender Offer").

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE TENDER OFFER (INCLUDING THE REVERSE STOCK SPLIT AND THE MERGER DISCUSSED IN THE TENDER OFFER) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, AND HAVE UNANIMOUSLY APPROVED THE TENDER OFFER AND THE TRANSACTIONS CONTEMPLATED THEREBY. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS ACCEPT THE TENDER OFFER AND TENDER ALL THEIR SHARES PURSUANT THERETO.

     In arriving at its recommendation, your Board of Directors gave careful consideration to a number of factors described in the enclosed Schedule 14D-9, including the opinion of Rauscher Pierce Refsnes, Inc., that the consideration to be received by the Company's shareholders in the Tender Offer (including the reverse stock split and the Merger discussed in the Tender Offer) is fair to such shareholders from a financial point of view. The factors considered by the Board of Directors are described in "The Solicitation or Recommendation" section of the enclosed Schedule 14D-9.

     Additional information with respect to the Tender Offer is contained in the enclosed Schedule 14D-9. Also enclosed is the Offer to Purchase and related materials, including a Letter of Transmittal to be used for tendering your shares. These documents set forth in detail the terms and conditions of the Tender Offer and provide instructions on how to tender your shares. We urge you to read the enclosed material carefully before making your decision with respect to tendering your shares.

                                               Sincerely yours,



                                               Thomas C. Rawson
                                               Chairman of the Board and
                                               Chief Executive Officer